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On July 22, 2026, Dr. Thomas Kaplan, Chairman of the Board of NOVAGOLD Resources Inc. (“NOVAGOLD”), and John Paulson participated in a conversation on CNBC. A copy of the transcript for the video can be found below.

Host: Welcome back. John Paulson became a household name after betting that mortgage debt was egregiously mispriced during the housing bubble. After those days, he turned to gold, betting that fiscal and monetary stimulus would devalue the dollar. And as you can see from the chart here, since 2009 when he launched that bet, the price of gold has quadrupled and Paulson is now pressing the bet. Now set to become co-chair of NOVAGOLD, whose shares are up three and a half percent on this news today. Alongside another man who has made his fortune betting on precious metals as well and who currently serves as NOVAGOLD’s chairman, Thomas Kaplan, uh, who we hope will join us shortly, John, it’s great to have you here. Welcome.

Paulson: Yeah, thank you. Great to be here.

Host: And let’s just start with a, you know, as gold is about $1,000 or so off its highs this year, this parabolic move had everyone captivated, now it’s undergone a bit of a reset. Um, do you have conviction that 5,000, 10,000, what--where is gold going and is it still driven by the same forces that you originally identified, you know, years ago?

Paulson: Yes. Uh, great question. It’s true. It’s come off a little bit from its high this year, but it’s also up 20 plus over 20% over the last year. So, I do think we’re in the, you know, beginnings or the early stages of a long-term bull market for gold. And gold is becoming you know the most sought after reserve currency in the world, replacing fiat currencies. So, as people lose faith in paper currencies, gold as a alternative will continue to grow. And the demand for central banks for instance has stayed strong as has the private sector. So I think the trend of gold will continue to be on the upside.

Host: Are there any other ways to express--you know this is a very common and popular view especially among younger investors--this was a Bitcoin kind of original motivation and things like that the idea that dollar debasement is happening, that you have to protect yourself from it, you know? A lot of us can sit in the U.S. and in a way not, you know, we benefit I guess, if you’re an asset owner, your real estate prices go up, your stock prices go up, you know, yes inflation has been a factor as well, but are there any other ways that you would want to express this point of view

Paulson: Well, I think the greatest way to invest is to invest in early stage gold stocks. So, NOVAGOLD, the reason why we’re so focused on NOVAGOLD and why we announced the merger today, is NOVAGOLD has 40 million ounces of gold indicated and measured resources and reserves. At the market cap of 4.2 billion, you’re buying gold in the ground at only $119 per ounce to beat the gold price of 4,200. So, you’re only paying less than 3% of the gold price. So I think it’s the best way to play gold is through, you know, stocks like NOVAGOLD, if not NOVAGOLD itself.

Host: Well and your now co-chair current chairman of the company Thomas Kaplan is here with us as well. Thomas, it’s really a pleasure. You obviously have tons of experience investing in gold, precious metals, natural gas too, I believe. And John was just laying out the investment case. I mean, how could the market leave gold out there valued in this company at $119 an ounce? Didn’t somebody else figure this out?

Kaplan: Well, the short answer is that it won’t, you know, NOVAGOLD was resurrected when John Paulson joined with NOVAGOLD to take Barrick out of their stake a little bit over a year ago and the stock went from $3 to a high of 14 when the gold shares peaked. We fully expect to surpass that high. And the transaction that we’ve just announced is only going to add kerosene to the fire. Both John and I, I mean we’re both loving the idea of working together on this because we both bring similar philosophy and values but also different skill sets into maximizing the value for the shareholders. The deal is incredibly accretive, but the most important aspect of this is that it puts under one roof 100% ownership of what will be the very largest gold mine in the United States. For the first time in decades, and for that reason, we really do believe that we will be the go-to stock in the space. And we’re both very committed to seeing the value of the share price multiply. And we think that for all of the reasons that John has cited on the gold price, which we share in terms of our long-term view, that will just give us even more tailwinds. We don’t see any headwinds. We only see tailwinds. And we really do believe that the best must own play in the gold development space is being able the largest gold mine in the United States. It’s that simple. It’s a very, very straightforward story and it explains the confidence that John has had, and I’ve had for 16 or 17 years. We really do believe that this is our time and that 100% ownership is exactly what the market needs to see.

Host: Right. And you you’re talking about kind of building equity value there. The shares are up 12% right now as you lay out the case for what’s happening. John, I’m curious, you know, we saw it was gold earlier this year, silver, it was, we would talk about palladium and platinum and—am I forgetting something?—nickel, copper obviously. So my question to you John, is this just a gold story for you in a macro level, is it more broad? And could the new Fed chair Kevin Warsh actually be the person who represents the biggest threat to that investment thesis in some ways?

Paulson: I don’t think so. I think gold—I am uniquely focused on gold. So I always find being an expert in one area is better than knowing a little bit about a lot of different areas. So by being that expert, it’s what’s driven me to NOVAGOLD as you know perhaps the most valuable single gold asset in the United States which will be—is—the best jurisdiction for gold. I think the reason why gold is rising as a alternative currency is because of the lack of faith in in paper currencies. The amount of government debt is increasing. There’s been political influence on reserve holdings that, you know, most central banks and many individuals now feel safer having their long-term assets invested in in gold as a currency rather than paper currencies. And that demand I think will continue to grow and that will have a positive impact on the gold price.

Host: Is there anything that people could do? I mean, and again, you look at the situation in Japan where, whether it’s Japan or sovereign Europe, you have kind of governments needing to just buy a lot of that longer term debt to keep yields down. We hope that doesn’t, you know, become that extreme here, John, but do you think that politicians can change course so that we don’t have, you know, I know that the deficit this year just surpassed where we were a year ago. It’s a tough problem, but at some point when we read the headlines, social security, they’re going to have to make cuts there. I mean, at some point, are we going to be able to figure this out? Will that headline risk then be what potentially brings a halt to the to the rise in gold?

Paulson: You know, I don’t think so. I mean, if you look at history, generally every paper currency is eventually failed. So because the temptation to create money is too great and the need to create money to satisfy political reasons is too great. So gold is the one asset you can’t really create more of. Even all the mining in the world only increases the total gold stock by about 1% a year. So if you have a increase in demand the only way to meet that demand is by a rise in the gold price.

Host: Thomas, you have done more investing I believe over the years in silver and natural gas from time to time, do you have a broad view on this being another commodity super cycle or do you think, like John’s saying, this is more about gold as an alternative in global currency?

Kaplan: No, it’s about being in global currencies. You know, my company’s name is Electrum. Electrum is a naturally occurring alloy of gold and silver. You know, we say that we have three jewels in the crown, NOVAGOLD is our flagship gold asset. We love it. We don’t believe that there’s anything that approaches it in terms of its combination of attributes. We are all in and we believe that the share price will multiply. And we have taken our two silver companies public in June, Sunshine Mining and Sinda. Those are we call them the three jewels in the crown. And you know, we do view silver as being essentially gold on steroids. It has that industrial component. It has that monetary component. So John is very focused on silver. We are very-- excuse me on gold--and we’re very focused on gold and silver. But that’s normal for us. Silver was our origin story and the assets that we own we love them.

Host: Do you did you ever look into crypto and Bitcoin, Thomas? I mean, just yesterday S&P Dow Jones launched an index to track crypto revenue-generating products. They, it doesn’t include Bitcoin. It’s other types of things, but the thesis for those for owning those is very similar to the thesis you both have talked about. Has that ever been something you’re interested in?

Kaplan: For me, no. I doubt for John as well. You know, there’s a great expression, a true conservative is someone who prefers present happiness to future utopia. And gold has a multi-millennial provenance. Silver has been actually the major monetary metal throughout history. And so that was good enough. And I’ve never had any reason to look back. But what I will say is this. For years I used to try to explain to people why owning gold made sense. And I wasn’t a gold bug. John’s not a gold bug. We just wanted to find a place to be able to protect our net worth and our children’s futures. Gold and silver for me do that. But one of the things that I can clearly say is this, Bitcoin helped us because it inculcated in a new generation the understanding that you want to own money that can’t be printed at will. I just felt that Bitcoin and crypto was not the way to go about it. But gold would be the one that would be the standout. And candidly, it’s done a great, great job. And if you want to own gold, you know, sure, John and I are professionals, so we choose the mining equities because that gives us the greatest leverage. So long as you’re in a jurisdiction that will allow you to keep the fruits of that leverage, and for us, the NOVAGOLD story is the epitome of that paradigm, you’re in good shape.

Host: John, let me ask you as a final parting question if you’ve been studying the AI buildout because I would love to know, again going back to the housing bubble, identifying that there was mispricing in the market, knowing what to short and when, do you look now, whether you’ve thought actively about any investments or not, but how would, if someone just asked you, you know, hey what do you think about this AI buildout, what would you say?

Paulson: You know, I would say, you know, there’s a fair amount of exuberance in the area. Technology changes very quickly. The returns don’t seem that high. So, I’d be skeptical of the area right now, but again, you know, it’s not an area I’m an expert in, but that would be my viewpoint.

Host: All right. Well, if you do decide to take any action there, please let us know. In the meantime, gentlemen, thank you both for joining us to talk about, you know, the reasons behind this and the new deal. Thomas, I learned about the Rembrandts as well looking into this and it’s a very impressive, you know, looking for assets all over, I guess that are, that can do well over cycles and hold value, is what you guys do. Thanks again for joining us and making the time.

Paulson: All right. Thanks a lot. Nice to see you.

Kaplan: NOVAGOLD is the Rembrandt. Thank you. Appreciate that.

Host: Thomas Kaplan and John Paulson, appreciate it.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward- looking statements are frequently, but not always, identified by words such as “expects”, “continue”, “ongoing”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the expected outcomes of the Transactions; the ability of NOVAGOLD, NovaGold Corporation and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; and the impact of the Transactions on NovaGold Corporation and its stakeholders. Forward-looking statements contained herein are based on a number of material assumptions, including but not limited to the following, which could prove to be inaccurate: the expected outcomes of the Transactions, the ability of NOVAGOLD, NovaGold Corporation and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions, the expected synergies related to the Transactions in respect of strategy, operations and other matters, projections related to expansion, our ability to achieve production at Donlin Gold; the cost estimates and assumptions contained in the 2025 Technical Report and the 2025 Technical Report Summary;  estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates; our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable; assumptions that all necessary permits and governmental approvals will be obtained and the timing of such approvals; assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits; our expectations regarding demand for equipment, skilled labor and services needed for exploration and development of mineral properties; operating or regulatory risks. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated feasibility study and to explore and develop properties; availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold to advance the Donlin Gold project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Important Information and Where to Find It

In connection with the proposed Transactions, NOVAGOLD expects to file a proxy statement on Schedule 14A with the SEC and applicable Canadian Securities Regulators that will be mailed or otherwise disseminated to security holders of NOVAGOLD seeking their approval of the transactions-related proposals. NOVAGOLD also may file other documents with the SEC and applicable Canadian Securities Regulators regarding the proposed Transactions. None of the securities to be issued pursuant to the proposed Transactions are anticipated to be registered under the U.S. Securities Act of 1933, as amended (the U.S. Securities Act”) or any U.S. state securities laws, and any securities issued in the transaction are anticipated to be issued in reliance upon an exemption from such registration requirements under the U.S. Securities Act and applicable exemptions under U.S. state securities laws. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC AND APPLICABLE CANADIAN SECURITIES REGULATORS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS, THE PARTIES TO THE PROPOSED TRANSACTIONS AND RELATED MATTERS. This communication is not a substitute for the proxy statement or any other document that NOVAGOLD may file in connection with the proposed Transactions. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by NOVAGOLD with the SEC at http://www.sec.gov, the SEC’s website, under NOVAGOLD’s profile on SEDAR+ at www.sedarplus.ca, or from NOVAGOLD’s website https://novagold.com/investors/why-invest/.

Participants in the Solicitation

NOVAGOLD and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Transactions. Information regarding NOVAGOLD’s directors and executive officers and other persons who may be deemed to be participants in the solicitation of shareholders of NOVAGOLD in connection with the proposed Transactions and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement, which will be filed with the SEC and applicable Canadian Securities Regulators. Information regarding NOVAGOLD’s directors and executive officers is contained in NOVAGOLD’s proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on March 25, 2026. To the extent the holdings of the NOVAGOLD securities by the NOVAGOLD directors and executive officers have changed since the amounts set forth in the proxy statement for its 2026 annual meeting of shareholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the proxy solicitation and a description of their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed Transactions. You may obtain free copies of these documents (when they become available) using the sources indicated above.